Exhibit (11)
KIRKPATRICK & LOCKHART LLP                         1800 Massachusetts Avenue, NW
                                                   Suite 200
                                                   Washington, DC  20036-1221
                                                   202.778.9000
                                                   202.778.9100 Fax
                                                   www.kl.com



                                   May 2, 2002



Neuberger Berman Equity Funds
605 Third Avenue, Second Floor
New York, New York  10158-0180


Dear Ladies and Gentlemen:

      Neuberger Berman Equity Funds ("Trust") is a business trust organized under the laws of the State of Delaware and governed by a Trust Instrument dated December 23, 1992. You have requested our opinion regarding certain matters in connection with the Trust's issuance of shares of beneficial interest in the Investor Class of Neuberger Berman Century Fund ("Century Fund"), par value $0.001 per share ("Shares"), pursuant to a Plan of Reorganization ("Plan") between Century Fund and Neuberger Berman Technology Fund ("Technology Fund"). The Trust is about to file a Registration Statement on Form N-14 to register the Shares under the Securities Act of 1933, as amended.

      Pursuant to the Plan, and assuming shareholder approval, Technology Fund will transfer its assets to Century Fund, in exchange for Shares identical in their aggregate value to the outstanding shares of the Technology Fund, and in exchange for Century Fund agreeing to accept certain liabilities of the Technology Fund. Technology Fund will then distribute those Shares to its shareholders and dissolve.

      As counsel to the Trust, we have participated in various business and other proceedings relating to the Trust. We have examined copies, either certified or otherwise proved to be genuine, of the Trust Instrument and the By-laws of the Trust, the minutes of meetings of its board of trustees and other documents relating to its organization and operation, and we are generally familiar with its business affairs. Based upon the foregoing, it is our opinion that the Shares currently being registered may be legally and validly issued in accordance with the Trust's Trust Instrument and By-laws and subject to compliance with the Securities Act of 1933, the Investment Company At of 1940 and applicable state laws regulating the offer and sale of securities; and when so issued, the Shares will be legally issued, fully paid and non-assessable by the Trust.

KIRKPATRICK & LOCKHART LLP


Neuberger Berman Equity Funds
May 2, 2002
Page 2


      The Trust is a business trust established pursuant to the Delaware Business Trust Act ("Delaware Act"). The Delaware Act provides that a shareholder of the Trust is entitled to the same limitation of personal liability extended to shareholders of for-profit corporations organized under the general corporation law of Delaware. To the extent that the Trust or any of its shareholders becomes subject to the jurisdiction of courts in states which do not have statutory or other authority limiting the liability of business trust shareholders, such courts might not apply the Delaware Act and could subject Trust shareholders to liability.

      To guard against the risk that a court might subject Trust shareholders to liability, the Trust Instrument: (i) requires that every written obligation of the Trust contain a statement that such obligation may be enforced only against the assets of the Trust; however, the omission of such a disclaimer will not operate to create personal liability for any shareholder; and (ii) provides for indemnification out of Trust property of any shareholder held personally liable, solely by reason of being a shareholder, for the obligations of the Trust. Thus, the risk of a Trust shareholder incurring financial loss beyond his or her investment because of shareholder liability is limited to circumstances in which: (i) a court refuses to apply Delaware law; (ii) no contractual limitation of liability is in effect; and (iii) the Trust itself is unable to meet its obligations.

      We express no opinion as to compliance with the Securities Act of 1933, the Investment Company Act of 1940, or applicable state securities laws in connection with the sale of Shares.

      We hereby consent to the filing of this opinion in connection with the Trust's Registration Statement of Form N-14 (File Nos. 002-11357 and 811-00582) to be filed with the Securities and Exchange Commission. We also consent to the reference to our firm in the Statement of Additional Information filed as part of the Registration Statement.



                                           Sincerely,


                                           /s/ Kirkpatrick & Lockhart LLP
                                           --------------------------------
                                           Kirkpatrick & Lockhart LLP